EXHIBIT 99.1

Integer Holdings Corporation Reports Results for Fourth Quarter and Full Year 2018

~ 2018 Results Reflect Operational Execution, Strategic Portfolio Change, and Significant Deleveraging ~
~ Provides Business Outlook for Full Year 2019 ~

PLANO, Texas, Feb. 21, 2019 (GLOBE NEWSWIRE) -- Integer Holdings Corporation (NYSE:ITGR), a leading medical device outsource manufacturer, today announced results for the fourth quarter and fiscal year ended December 28, 2018.

Fourth Quarter 2018 Highlights

  GAAP Sales from continuing operations increased 0.3% and Non-GAAP Sales from continuing operations increased 0.8% to $303 million.
  GAAP income from continuing operations decreased $36 million to $19 million.  Prior year quarter includes U.S. tax reform benefits totaling $39 million. Non-GAAP adjusted income from continuing operations increased $6 million to $34 million.
  Adjusted EBITDA from continuing operations increased 6% to $68 million.
  GAAP diluted EPS from continuing operations decreased $1.11 per share to $0.58 per share.  Non-GAAP adjusted diluted EPS from continuing operations increased $0.15 per share to $1.04, an increase of 17%.
  Paid down $30 million of debt, reducing total outstanding debt to $926 million.

Full Year 2018 Highlights

  GAAP Sales from continuing operations increased 7% to $1.215 billion.  Non-GAAP Sales from continuing operations increased 7% to $1.213 billion.
  GAAP Income from continuing operations decreased $40 million to $47 million.  Prior year includes U.S. tax reform benefits totaling $39 million.  GAAP diluted EPS from continuing operations decreased $1.28 to $1.44.
  Adjusted Non-GAAP from continuing operations: Income of $124 million, up 26%; EBITDA of $259 million, up 11%; Diluted EPS of $3.80, up 23%.
  Generated $167 million of Cash Flow from Operating Activities.
  Completed the divestiture of the Advanced Surgical and Orthopedic product lines (“AS&O Product Line”).
  Paid down debt by $700 million, including all $360 million of outstanding senior notes with a 9.125% fixed rate, resulting in a leverage ratio of 3.5x adjusted EBITDA at year-end versus 5.6x at the beginning of the year.

“Integer delivered another strong quarter of earnings, despite difficult prior year sales comps,” said Joseph Dziedzic, Integer’s president and chief executive officer. “We also continued to generate strong cash flow and lowered our debt leverage to 3.5x adjusted EBITDA, down from the 5.6x at the beginning of the year. Our strengthened financial position and performance provide flexibility to invest more aggressively in markets where Integer is differentiated and to drive the execution of our product line strategies,” Mr. Dziedzic continued.

“In 2018, we exceeded our financial guidance, executed a strategic divestiture, strengthened our leadership team and, in September, launched our operational strategic imperatives designed to achieve excellence in everything we do.”

Discussion of Product Line Fourth Quarter and Full Year Sales

  Cardio & Vascular sales increased primarily due to demand in the electrophysiology and peripheral vascular markets stemming from customer share gains and new product launches.
  Cardiac & Neuromodulation fourth quarter decline was expected and the result of a difficult fourth quarter 2017 comparison, Cardiac Rhythm Management market headwinds from customer inventory reductions in anticipation of next generation products and price erosion; partially offset by Neuromodulation growth driven by spinal cord stimulation market demand and increased market penetration in the sale of components.  Cardiac & Neuromodulation full year sales were driven by strong Neuromodulation growth, partially offset by pricing in Cardiac Rhythm Management.
  Advanced Surgical, Orthopedics & Portable Medical includes sales to the acquirer of our AS&O product line, Viant, under supply agreements associated with the divestiture. Sales increase was driven by above market demand in the Advanced Surgical and the Orthopedics markets, strong market demand in Portable Medical, and new product launches.
  Electrochem sales declined primarily due to continued North American drilling activity leveling off, which has led to customer inventory adjustments.

2019 Outlook(a)
(dollars in millions, except per share amounts)

	GAAP		Non-GAAP(b)
Continuing Operations:	As Reported	Growth	Adjusted	Growth
Sales	$1,260 to $1,280	4% to 5%	$1,260 to $1,280	4% to 6%
Income	$92 to $98	96% to 108%	$134 to $141	8% to 13%
EBITDA	N/A	N/A	$275 to $283	6% to 9%
Earnings per Diluted Share	$2.77 to $2.97	93% to 107%	$4.05 to $4.25	7% to 12%
  Except as described below, further reconciliations by line item to the closest corresponding GAAP financial measure for Adjusted Sales, Adjusted Net Income, Adjusted EBITDA, and Adjusted Earnings per Diluted Share, included in our “2019 Outlook” above, are not available without unreasonable efforts on a forward-looking basis due to the high variability, complexity and visibility of the charges excluded from these non-GAAP financial measures.
  Adjusted income and diluted EPS, both from continuing operations, for 2019 is expected to consist of GAAP income from continuing operations and diluted EPS from continuing operations, excluding items such as intangible amortization, IP-related litigation costs, consolidation and realignment costs, asset dispositions, severance and loss on extinguishment of debt totaling approximately $53 million, pre-tax. The after-tax impact of these items is estimated to be approximately $42 million, or approximately $1.28 per diluted share.
  Adjusted EBITDA from continuing operations is expected to consist of Adjusted income from continuing operations, excluding items such as depreciation, interest, stock-based compensation and taxes totaling approximately $142 million.

Summary of Financial and Product Line Results from Continuing Operations
(dollars in thousands, except per share data)

	Three Months Ended
GAAP	December 28, 2018	December 29, 2017	Change	Organic Growth(a)
Medical Sales
Cardio & Vascular	$149,605	$138,917	7.7%	8.0%
Cardiac & Neuromodulation	108,876	116,735	(6.7)%	(6.7)%
Advanced Surgical, Orthopedics & Portable Medical	31,744	31,858	(0.4)%	4.8%
Total Medical Sales	290,225	287,510	0.9%	1.6%
Non-Medical Sales	12,809	14,750	(13.2)%	(13.2)%
Total Sales	$303,034	$302,260	0.3%	0.9%

Income from continuing operations	$19,196	$54,698	(64.9)%
Diluted EPS from continuing operations	$0.58	$1.69	(65.7)%

	Year Ended
GAAP	December 28, 2018	December 29, 2017	Change	Organic Growth(a)
Medical Sales
Cardio & Vascular	$585,464	$530,831	10.3%	9.9%
Cardiac & Neuromodulation	443,347	428,275	3.5%	3.5%
Advanced Surgical, Orthopedics & Portable Medical	133,225	120,006	11.0%	14.4%
Total Medical Sales	1,162,036	1,079,112	7.7%	7.9%
Non-Medical Sales	52,976	56,968	(7.0)%	(7.0)%
Total Sales	$1,215,012	$1,136,080	6.9%	7.1%

Income from continuing operations	$47,033	$87,087	(46.0)%
Diluted EPS from continuing operations	$1.44	$2.72	(47.1)%
  Organic Growth for sales is a Non-GAAP measure, which excludes any foreign currency exchange impact reported in other loss, net and are primarily non-cash and includes the impact of the long-term supply agreements (“LSAs”) entered into between the Company and Viant as of the closing of the divestiture of the AS&O product line. These LSAs govern the sale of products supplied by Viant to the Company for further resale to the Company’s customers and by the Company to Viant for further resale to Viant’s customers. Refer to Table C at the end of this release for a reconciliation of these amounts.

	Three Months Ended
Non-GAAP(a)	December 28, 2018	December 29, 2017	Change	Organic Growth(b)
Adjusted EBITDA from continuing operations	$67,534	$64,005	5.5%	5.0%
Adjusted income from continuing operations	$34,378	$28,666	19.9%	19.0%
Adjusted diluted EPS from continuing operations	$1.04	$0.89	16.9%	16.9%

	Year Ended
Non-GAAP(a)	December 28, 2018	December 29, 2017	Change	Organic Growth(b)
Adjusted EBITDA from continuing operations	$259,441	$233,965	10.9%	6.3%
Adjusted income from continuing operations	$124,391	$99,113	25.5%	16.1%
Adjusted diluted EPS from continuing operations	$3.80	$3.09	23.0%	13.7%
  Refer to Tables A and B at the end of this release for reconciliations of adjusted amounts to the closest corresponding GAAP financial measures.
  Organic Growth for Adjusted EBITDA from continuing operations, Adjusted income from continuing operations, and Adjusted diluted EPS from continuing operations are Non-GAAP measures, which exclude any foreign currency exchange impact reported in other loss, net and are primarily non-cash.  Refer to Table D at the end of this release for a reconciliation of these amounts.

Conference Call Information
The Company will host a conference call on Thursday, February 21, 2019, at 9:00 a.m. ET / 8:00 a.m. CT to discuss these results.  The scheduled conference call will be webcast live and is accessible through our website at investor.integer.net or by dialing (833) 236-5762 (U.S.) or (647) 689-4190 (outside U.S.) and the conference ID is 6975308. The call will be archived on the Company’s website.  An earnings call slide presentation containing supplemental information about the Company’s results will be posted to our website at investor.integer.net prior to the conference call and will be referenced during the conference call.

About Integer™
Integer Holdings Corporation (NYSE: ITGR) is one of the largest medical device outsource (MDO) manufacturers in the world serving the cardiac, neuromodulation, vascular, portable medical and orthopedics markets. The Company provides innovative, high-quality medical technologies that enhance the lives of patients worldwide. In addition, it develops batteries for high-end niche applications in energy, military, and environmental markets. The Company's brands include Greatbatch™ Medical, Lake Region Medical™ and Electrochem™. Additional information is available at www.integer.net.

Contact Information
Tony Borowicz
SVP, Strategy, Business Development & Investor Relations
716.759.5809
tony.borowicz@integer.net

Notes Regarding Non-GAAP Financial Information
In addition to our results reported in accordance with generally accepted accounting principles (“GAAP”), we provide adjusted sales, adjusted income, adjusted earnings per diluted share, earnings before interest, taxes, depreciation and amortization (“EBITDA”), adjusted EBITDA, adjusted EBITDA margin, and organic growth rates, all from continuing operations.  Adjusted income and adjusted earnings per diluted share from continuing operations consist of GAAP amounts adjusted for the following to the extent occurring during the period: (i) acquisition and integration related charges and expenses, (ii) amortization of intangible assets, (iii) facility consolidation, optimization, manufacturing transfer and system integration charges, (iv) asset write-down and disposition charges, (v) charges in connection with corporate realignments or a reduction in force, (vi) certain litigation expenses, charges and gains, (vii) unusual or infrequently occurring items, (viii) gain (loss) on equity  investments, (ix) extinguishment of debt charges, (x) the net impact of the LSAs between the Company and Viant, (xi) the income tax (benefit) related to these adjustments and (xii) certain tax items that are outside the normal provision for the period.  Adjusted earnings per diluted share from continuing operations are calculated by dividing adjusted income from continuing operations by diluted weighted average shares outstanding.  Adjusted EBITDA from continuing operations consists of GAAP net income (loss) from continuing operations plus (i) the same adjustments as listed above except for items (xi) and (xii), (ii) GAAP stock-based compensation, interest expense, and depreciation, and (iii) GAAP provision (benefit) for income taxes.  Adjusted EBITDA margin is adjusted EBITDA as a percentage of adjusted sales, all from continuing operations.  To calculate organic sales growth rates, we convert current period sales from local currency to U.S. dollars using the previous period’s foreign currency exchange rates and exclude the amount of sales acquired/divested during the period from the current/previous period amounts, respectively.  Adjusted sales from continuing operations consist of GAAP sales adjusted for item (x) above.  Organic growth rates for Adjusted EBITDA from continuing operations, Adjusted income from continuing operations and Adjusted Diluted EPS from continuing operations exclude the impact of foreign currency exchange gains and losses included in other (income) loss, net. We believe that the presentation of adjusted sales, adjusted income, adjusted diluted earnings per share, EBITDA, adjusted EBITDA, adjusted EBITDA margin, and organic growth rates, all from continuing operations, provides important supplemental information to management and investors seeking to understand the financial and business trends relating to our financial condition and results of operations.

Forward-Looking Statements
Some of the statements contained in this press release and other written and oral statements made from time to time by us and our representatives are not statements of historical or current fact. As such, they are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. We have based these forward-looking statements on our current expectations, and these statements are subject to known and unknown risks, uncertainties and assumptions. Forward-looking statements include statements relating to:

  future sales, expenses, and profitability;
  future development and expected growth of our business and industry;
  our ability to execute our business model and our business strategy;
  our ability to identify trends within our industries and to offer products and services that meet the changing needs of those markets;
  our ability to remain in compliance with our debt covenants; and
  projected capital expenditures.

You can identify forward-looking statements by terminology such as “may,” “will,” “should,” “could,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or “variations” or the negative of these terms or other comparable terminology. These statements are only predictions. Actual events or results may differ materially from those stated or implied by these forward-looking statements. In evaluating these statements and our prospects, you should carefully consider the factors set forth below. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by these cautionary factors and to others contained throughout this release.

Although it is not possible to create a comprehensive list of all factors that may cause actual results to differ from the results expressed or implied by our forward-looking statements or that may affect our future results, some of these factors include the following: our high level of indebtedness, our inability to pay principal and interest on this high level of outstanding indebtedness or to remain in compliance with financial and other covenants under our senior secured credit facilities, and the risk that this high level of indebtedness limits our ability to invest in our business and overall financial flexibility; our dependence upon a limited number of customers; customer ordering patterns; product obsolescence; our inability to market current or future products; pricing pressure from customers; our ability to timely and successfully implement cost reduction and plant consolidation initiatives; our reliance on third-party suppliers for raw materials, products and subcomponents; fluctuating operating results; our inability to maintain high quality standards for our products; challenges to our intellectual property rights; product liability claims; product field actions or recalls; our inability to successfully consummate and integrate acquisitions and to realize synergies and benefits from these acquisitions and to operate these acquired businesses in accordance with expectations; our unsuccessful expansion into new markets; our failure to develop new products including system and device products; the timing, progress and ultimate success of pending regulatory actions and approvals; our inability to obtain licenses to key technology; regulatory changes, including health care reform, or consolidation in the healthcare industry; global economic factors including foreign currency exchange rates and interest rates; the resolution of various legal actions brought against the Company; enactment related and ongoing impacts related to the Tax Reform Act, including the GILTI tax; and other risks and uncertainties that arise from time to time and are described in Item 1A “Risk Factors” of our Annual Report on Form 10-K and in our other periodic filings with the SEC.  Except as may be required by law, we assume no obligation to update forward-looking statements in this press release whether to reflect changed assumptions, the occurrence of unanticipated events or changes in future operating results, financial conditions or prospects, or otherwise.

Condensed Consolidated Statements of Operations - Unaudited
(in thousands except per share data)

	Three Months Ended		Year Ended
	December 28, 2018	December 29, 2017	December 28, 2018	December 29, 2017
Sales	$303,034	$302,260	$1,215,012	$1,136,080
Cost of sales	214,589	208,639	852,347	782,070
Gross profit	88,445	93,621	362,665	354,010
Operating expenses:
Selling, general and administrative expenses (SG&A)	35,141	38,069	142,441	143,073
Research, development and engineering costs (RD&E)	10,159	13,746	48,604	48,850
Other operating expenses (OOE)	3,450	11,948	16,065	36,438
Total operating expenses	48,750	63,763	207,110	228,361
Operating income	39,695	29,858	155,555	125,649
Interest expense	13,955	14,739	99,310	63,972
(Gain) loss on equity investments, net	(78)	(1,354)	(5,623)	1,565
Other loss, net	495	199	752	10,853
Income from continuing operations before income taxes	25,323	16,274	61,116	49,259
Provision (benefit) for income taxes	6,127	(38,424)	14,083	(37,828)
Income from continuing operations	$19,196	$54,698	$47,033	$87,087

Discontinued operations:
Income (loss) from discontinued operations before taxes	62	(6,358)	188,313	(27,432)
Provision (benefit) for income taxes	(6,487)	(5,998)	67,382	(7,024)
Income (loss) from discontinued operations	6,549	(360)	120,931	(20,408)

Net income	$25,745	$54,338	$167,964	$66,679

Basic earnings (loss) per share:
Income from continuing operations	$0.59	$1.73	$1.46	$2.77
Income (loss) from discontinued operations	$0.20	$(0.01)	$3.76	$(0.65)
Basic earnings per share	$0.79	$1.71	$5.23	$2.12

Diluted earnings (loss) per share:
Income from continuing operations	$0.58	$1.69	$1.44	$2.72
Income (loss) from discontinued operations	$0.20	$(0.01)	$3.71	$(0.64)
Diluted earnings per share	$0.78	$1.68	$5.15	$2.08

Weighted average shares outstanding:
Basic	32,392	31,698	32,136	31,402
Diluted	33,029	32,383	32,596	32,056

Condensed Consolidated Balance Sheets - Unaudited
(in thousands)

	December 28, 2018	December 29, 2017
ASSETS
Current assets:
Cash and cash equivalents	$25,569	$37,341
Accounts receivable, net	185,501	194,845
Inventories	190,076	176,738
Prepaid expenses and other current assets	15,104	16,239
Current assets of discontinued operations held for sale	—	106,746
Total current assets	416,250	531,909
Property, plant and equipment, net	231,269	235,180
Goodwill	832,338	839,870
Other intangible assets, net	812,338	862,873
Deferred income taxes	3,937	3,451
Other assets	30,549	30,428
Noncurrent assets of discontinued operations held for sale	—	344,634
Total assets	$2,326,681	$2,848,345
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$37,500	$30,469
Accounts payable	57,187	64,551
Income taxes payable	9,393	5,904
Accrued expenses	60,490	60,376
Current liabilities of discontinued operations held for sale	—	47,703
Total current liabilities	164,570	209,003
Long-term debt	888,007	1,578,696
Deferred income taxes	203,910	140,964
Other long-term liabilities	9,701	11,335
Noncurrent liabilities of discontinued operations held for sale	—	14,966
Total liabilities	1,266,188	1,954,964
Stockholders’ equity:
Common stock	33	32
Additional paid-in capital	691,083	669,756
Treasury stock	(8,125)	(4,654)
Retained earnings	344,498	176,068
Accumulated other comprehensive income	33,004	52,179
Total stockholders’ equity	1,060,493	893,381
Total liabilities and stockholders’ equity	$2,326,681	$2,848,345

Condensed Consolidated Statements of Cash Flows - Unaudited (a)
(in thousands)

	Year Ended
	December 28, 2018	December 29, 2017
Cash flows from operating activities:
Net income	$167,964	$66,679
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	88,988	102,796
Debt related amortization and extinguishment fees included in interest expense	49,110	10,911
Stock-based compensation	10,470	14,680
Non-cash (gain) loss on equity investments	(5,623)	2,965
Other non-cash losses	148	7,110
Deferred income taxes	61,126	(59,212)
Gain on sale of discontinued operations	(194,965)	—
Changes in operating assets and liabilities:
Accounts receivable	9,289	(34,597)
Inventories	(16,094)	(986)
Prepaid expenses and other assets	8,527	4,854
Accounts payable	(94)	4,887
Accrued expenses	(11,756)	14,977
Income taxes payable	209	14,293
Net cash provided by operating activities	167,299	149,357
Cash flows from investing activities:
Acquisition of property, plant and equipment	(44,908)	(47,301)
Proceeds from sale of property, plant and equipment	1,379	472
Purchase of investments	(1,230)	(1,316)
Proceeds from sale of discontinued operations	581,429	—
Other investing activities	—	209
Net cash provided by (used in) investing activities	536,670	(47,936)
Cash flows from financing activities:
Principal payments of long-term debt	(705,469)	(178,558)
Proceeds from issuance of long-term debt	5,000	50,000
Proceeds from the exercise of stock options	12,409	19,324
Payment of debt issuance and redemption costs	(31,991)	(2,360)
Tax withholdings related to net share settlements of restricted stock unit awards	(5,029)	(75)
Net cash used in financing activities	(725,080)	(111,669)
Effect of foreign currency exchange rates on cash and cash equivalents	2,584	2,228
Net decrease in cash and cash equivalents	(18,527)	(8,020)
Cash and cash equivalents, beginning of year	44,096	52,116
Cash and cash equivalents, end of year	$25,569	$44,096

Cash and cash equivalents, end of period, are comprised of:
Cash and cash equivalents	$25,569	$37,341
Cash included in current assets of discontinued operations held for sale	—	6,755
Total cash and cash equivalents, end of period	$25,569	$44,096
  The Condensed Consolidated Statements of Cash Flows - Unaudited includes cash flows related to discontinued operations.

Reconciliations of Non-GAAP Measures from Continuing Operations
Table A: Income from Continuing Operations and Diluted EPS Reconciliations
(dollars in thousands, except per share data)

	Three Months Ended
	December 28, 2018			December 29, 2017
	Pre-Tax	Net of Tax	Per Diluted Share	Pre-Tax	Net of Tax	Per Diluted Share
As reported income from continuing operations (GAAP)	$25,323	$19,196	$0.58	$16,274	$54,698	$1.69
Adjustments:
Amortization of intangibles (excluding OOE)(a)	9,878	7,815	0.24	10,193	7,117	0.22
IP related litigation (SG&A)(a)(b)	1,274	1,007	0.03	1,348	876	0.03
Strategic reorganization and alignment (OOE)(a)(c)	2,200	1,728	0.05	5,891	3,829	0.12
Manufacturing alignment to support growth (OOE)(a)(d)	596	416	0.01	—	—	—
Consolidation and optimization expenses (OOE)(a)(e)	146	117	—	4,880	3,733	0.12
Acquisition and integration expenses (OOE)(a)(f)	—	—	—	813	926	0.03
Asset dispositions, severance and other (OOE)(a)(g)	508	402	0.01	364	356	0.01
Gain on equity investments, net(a)	(78)	(61)	—	(1,354)	(880)	(0.03)
Loss on extinguishment of debt(a)(h)	546	431	0.01	252	164	0.01
LSA and other non-recurring adjustments(a)(i)	797	630	0.02	(3,611)	(2,347)	(0.07)
Tax adjustments(j)	—	2,697	0.08	—	(39,806)	(1.23)
Adjusted income from continuing operations (Non-GAAP)	$41,190	$34,378	$1.04	$35,050	$28,666	$0.89

Diluted weighted average shares for adjusted EPS		33,029			32,383

	Year Ended
	December 28, 2018			December 29, 2017
	Pre-Tax	Net of Tax	Per Diluted Share	Pre-Tax	Net of Tax	Per Diluted Share
As reported income from continuing operations (GAAP)	$61,116	$47,033	$1.44	$49,259	$87,087	$2.72
Adjustments:
Amortization of intangibles (excluding OOE)(a)	40,946	32,338	0.99	40,568	28,322	0.88
IP related litigation (SG&A)(a)(b)	2,820	2,228	0.07	4,375	2,844	0.09
Strategic reorganization and alignment (OOE)(a)(c)	10,624	8,390	0.26	5,891	3,829	0.12
Manufacturing alignment to support growth (OOE)(a)(d)	3,089	2,257	0.07	—	—	—
Consolidation and optimization expenses (OOE)(a)(e)	844	670	0.02	12,803	10,258	0.32
Acquisition and integration expenses (OOE)(a)(f)	—	—	—	10,870	7,202	0.22
Asset dispositions, severance and other (OOE)(a)(g)	1,508	1,178	0.04	6,874	4,500	0.14
(Gain) loss on equity investments, net(a)	(5,623)	(4,442)	(0.14)	1,565	1,017	0.03
Loss on extinguishment of debt(a)(h)	42,674	33,712	1.03	3,524	2,291	0.07
LSA and other non-recurring adjustments(a)(i)	(5,322)	(4,204)	(0.13)	(12,972)	(8,431)	(0.26)
Tax adjustments(j)	—	5,231	0.16	—	(39,806)	(1.24)
Adjusted income from continuing operations (Non-GAAP)	$152,676	$124,391	$3.80	$122,757	$99,113	$3.09

Diluted weighted average shares for adjusted EPS(k)		32,768			32,056
  The difference between pre-tax and income (loss) amounts is the estimated tax impact related to the respective adjustment.  Income (loss) amounts are computed using a 21% U.S. tax rate (35% U.S. tax rate for 2017 periods), and the statutory tax rates in Mexico, Netherlands, Uruguay, Ireland and Switzerland, as adjusted for the existence of NOLs.  Amortization of intangibles and OOE expense have also been adjusted to reflect the estimated impact relating to our disallowed deduction of the GILTI tax, as described in footnote (j) below.  Expenses that are not deductible for tax purposes (i.e. permanent tax differences) are added back at 100%.
  In 2013, we filed suit against AVX Corporation alleging they were infringing our intellectual property. Given the complexity and significant costs incurred pursuing this litigation, we are excluding these litigation expenses from adjusted amounts. This matter proceeded to trial during the first quarter of 2016 and again in the third quarter of 2017 that resulted in a jury awarding damages in the amount of $37.5 million.  In March 2018, the court vacated that damage award and ordered a new trial on damages.  In the January 2019 retrial on damages, the jury awarded damages in the amount of $22.2 million in damages.  That finding is subject to post-trial proceedings.  To date, no gains have been recognized in connection with this litigation.
  As a result of the strategic review of our customers, competitors and markets we undertook during the fourth quarter of 2017, we began to take steps to better align our resources in order to invest to grow, protect, preserve and to enhance the profitability of our portfolio of products. This will include focusing our investment in RD&E and manufacturing, improving our business processes and redirecting investments away from projects where the market does not justify the investment.  As a result, during 2018 we incurred charges related to this strategy, which primarily consisted of severance costs and fees for professional services.
  In 2017, we initiated several initiatives designed to reduce costs, improve operating efficiencies and increase manufacturing capacity to accommodate growth.  The plan involves the relocation of certain manufacturing operations and expansion of certain of our facilities.
  During 2018 and 2017, we incurred costs primarily related to the closure of our Clarence, NY facility and the transfer of our Beaverton, OR portable medical and Plymouth, MN vascular manufacturing operations to Tijuana, Mexico.
  Reflects acquisition and integration costs related to the acquisition of Lake Region Medical, which occurred in October 2015.
  Amounts for 2017 primarily include expenses related to our CEO and CFO transitions.
  Represents debt extinguishment charges in connection with pre-payments made on our Term B Loan Facility, which are included in interest expense.  In addition, the 2018 periods include a “make-whole” premium of $31.3 million, paid as a result of redeeming our senior notes in July 2018.
  LSA and other non-recurring adjustments primarily reflects the net impact on prior periods of the LSAs entered into as of the closing of the divestiture of the AS&O product line. These LSAs govern the sale of products supplied by Viant to the Company for further resale to customers and by the Company to Viant for further resale to customers.
  Tax adjustments includes the estimated impact relating to our disallowed deduction of the GILTI tax, as mandated by the Tax Reform Act.  This disallowed deduction of the GILTI tax (approximately 50% of the total GILTI tax) is due to the Company making use of its U.S. NOLs, and will be eliminated once the Company’s U.S. NOLs are fully utilized, which is expected to be in 2019.  This adjustment makes our Adjusted Diluted EPS from continuing operations more comparable with other global companies that are not subject to this disallowed GILTI tax deduction and more comparable to the Company’s results following the full utilization of its U.S. NOLs.  Tax adjustments for the 2017 periods represent the net tax benefit resulting from the Tax Reform Act and include a discrete tax charge in the fourth quarter of 2017 in connection with the enactment of regulations under §987 of the Internal Revenue Code, which resulted in an adjustment to our deferred tax assets.
  The diluted weighted average shares for adjusted EPS for the year ended December 28, 2018 includes potentially dilutive shares not included in the computation of diluted weighted average common shares for GAAP diluted EPS purposes because their effect would have been anti-dilutive.

Table B: EBITDA and Sales Reconciliations
(in thousands)

	Three Months Ended		Year Ended
	December 28, 2018	December 29, 2017	December 28, 2018	December 29, 2017
Income from continuing operations (GAAP)	$19,196	$54,698	$47,033	$87,087

Interest expense	13,955	14,739	99,310	63,972
Provision (benefit) for income taxes	6,127	(38,424)	14,083	(37,828)
Depreciation	10,149	9,815	40,078	38,077
Amortization of intangibles (excluding OOE)	9,878	10,193	40,946	40,568
EBITDA from continuing operations	59,305	51,021	241,450	191,876
IP related litigation	1,274	1,348	2,820	4,375
Stock-based compensation (excluding OOE)	2,786	4,167	10,051	11,283
Strategic reorganization and alignment	2,200	5,891	10,624	5,891
Manufacturing alignment to support growth	596	—	3,089	—
Consolidation and optimization expenses	146	4,880	844	12,803
Acquisition and integration expenses	—	813	—	10,870
Asset dispositions, severance and other	508	364	1,508	6,874
(Gain) loss on equity investments, net	(78)	(868)	(5,623)	2,965
LSA and other non-recurring adjustments	797	(3,611)	(5,322)	(12,972)
Adjusted EBITDA from continuing operations (Non-GAAP)	$67,534	$64,005	$259,441	$233,965

Total Sales (GAAP)	$303,034	$302,260	$1,215,012	$1,136,080
LSA adjustments	—	(1,568)	(2,003)	(5,326)
Adjusted sales from continuing operations (Non-GAAP)	$303,034	$300,692	$1,213,009	$1,130,754

Adjusted EBITDA margin	22.3%	21.3%	21.4%	20.7%

Table C: Organic Sales from Continuing Operations Growth Rate Reconciliation (% Change)

	GAAP Reported Growth	Impact of LSAs(a)	Impact of Foreign Currency(b)	Non-GAAP Organic Growth
QTD Change (4Q 2018 vs. 4Q 2017)
Medical Sales
Cardio & Vascular	7.7%	—	0.3%	8.0%
Cardiac & Neuromodulation	(6.7)%	—	—	(6.7)%
Advanced Surgical, Orthopedics & Portable Medical	(0.4)%	5.2%	—	4.8%
Total Medical Sales	0.9%	0.6%	0.1%	1.6%
Non-Medical Sales	(13.2)%	—	—	(13.2)%
Total Sales	0.3%	0.5%	0.1%	0.9%

YTD Change (2018 vs. 2017)
Medical Sales
Cardio & Vascular	10.3%	—	(0.4)%	9.9%
Cardiac & Neuromodulation	3.5%	—	—	3.5%
Advanced Surgical, Orthopedics & Portable Medical	11.0%	3.4%	—	14.4%
Total Medical Sales	7.7%	0.3%	(0.1)%	7.9%
Non-Medical Sales	(7.0)%	—	—	(7.0)%
Total Sales	6.9%	0.4%	(0.2)%	7.1%
  Represents adjustment to fourth quarter and year-to-date 2017 sales to exclude the net impact of the LSAs.
  Fourth quarter and year-to-date 2018 sales were negatively impacted by $0.4 million and positively impacted by $1.9 million, respectively, due to foreign currency exchange rate fluctuations, primarily in our Cardio & Vascular product line.

Table D: Non-GAAP Organic Growth Rate Reconciliation (% Change)

	GAAP Reported Growth	Impact of Non-GAAP Adjustments(a)	Impact of Foreign Currency(b)	Non-GAAP Organic Growth
QTD Change (4Q 2018 vs. 4Q 2017)
EBITDA	16.2%	(10.7)%	(0.5)%	5.0%
Net Income	NM	19.9%	(0.9)%	19.0%
Diluted EPS	NM	16.9%	—	16.9%

YTD Change (2018 vs. 2017)
EBITDA	25.8%	(14.9)%	(4.6)%	6.3%
Net Income	(46.0)%	71.5%	(9.4)%	16.1%
Diluted EPS	(47.1)%	70.1%	(9.3)%	13.7%
  Represents the impact to our growth rate from our Non-GAAP adjustments. See Tables A and B for further detail on these items.
  Represents the impact to our growth rate due to changes in foreign currency exchange rates realized in income and reported in other loss, net in the consolidated statements of operations.

    (NM) Calculated change not meaningful.

Table E: Supplemental Financial Items Affecting Cash Flow
(dollars in millions)

	2019 Outlook	2018 Actual
Capital Expenditures, Net	$50 - $55	$44
Depreciation and Amortization	$75 - $85	$89
Stock-Based Compensation	$10 - $12	$10
Other Operating Expense	$10 - $15	$16
Adjusted Effective Tax Rate	17.5% - 19.5%	18.5%
Cash Tax Payments	$30 - $35	$23